Prospectus Supplement No. 1                            Rule 424(b)(3) Prospectus
to Prospectus dated April 27, 1998                 Registration Number 333-50157


                                 ALKERMES, INC.
       2,300,000 SHARES OF $3.25 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $115,000,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                        3,881,940 SHARES OF COMMON STOCK

         This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated April 27, 1998 (the "Prospectus") relating to the potential resale from time to time of $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), 6 1/2% Convertible Subordinated Debentures (if issued) (the "Debentures") and Common Stock (the "Common Stock") issuable upon conversion of the Preferred Stock or Debentures (if issued). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective amount of shares of Preferred Stock beneficially owned by each Selling Shareholder and that may be sold, the principal amount of Debentures which would be beneficially owned and may be sold by each Selling Shareholder, and number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:

                                     NUMBER OF
                                     SHARES OF                         PRINCIPAL
                                     PREFERRED                         AMOUNT OF
                                       STOCK                          DEBENTURES        NUMBER OF
                                   BENEFICIALLY       PERCENT OF     BENEFICIALLY      CONVERSION
                                     OWNED AND       OUTSTANDING       OWNED AND         SHARES
                                     THAT MAY         PREFERRED        THAT MAY         THAT MAY
NAME(1)                               BE SOLD           STOCK           BE SOLD         BE SOLD(2)
------                             ------------     -----------     ------------      -----------

Alta Partners Holdings, LDC            10,000                *        $  500,000           16,878

BancAmerica Robertson Stephens        134,050             5.83%        6,702,500          226,249

BNP Arbitrage SNC (3)                  60,000             2.61         3,000,000          101,268


----------
*     Less than 1%.

(1) The information set forth herein is as of May 5, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Preferred Stock held by such holder at the initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock.

(3) BNP/Cooper Neff Advisors, Inc., a registered investment advisor, has sole voting and sole investment power over these shares.



              THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 6, 1998